Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT is effective the 12th day of December 2024 (the “Effective Date”), by and between Victory Clean Energy, Inc., a Nevada corporation (hereinafter, the "Company"), and Neil L. Goulden, an individual with an address of XXX (hereinafter, the "Executive").

BACKGROUND

1.	The Company has determined that the Executive shall be employed as its Chief Administrative Officer.

2.	Company wishes to employ the Executive on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, Company and Executive agree as follows:

1.	EMPLOYMENT.

Company hereby agrees to employ Executive as its Chief Administrative Officer and the Executive hereby accepts employment by Company as its Chief Administrative Officer for the period and upon the terms and conditions specified in this Agreement.

2.	OFFICE AND DUTIES.

(a)	Executive shall serve Company generally as:

(i)       Chief Administrative Officer of the Company. Executive shall have the duties, authority and responsibilities consistent with the duties, authority and responsibilities typically performed by persons serving in such capacities of businesses of similar size. In such capacities, Executive shall report directly to the Company's Chief Executive Officer (the "CEO").

(ii)     The Chief Administrative Officer shall:

1.	Lead administrative operations of the Company,
2.	Establish systems, develop policies/procedures for and oversee human resources, accounting/finance, marketing, legal, research and development and information technology departments.
3.	Hire, with Board consent, and work closely with senior managers of those departments to develop annual budgets and business plans that will contribute to the Company's Annual Budget, ensure project implementation and address performance and underperformance within each department.
4.	Assist in the development of business strategies for each department.
5.	Be included in all management discussions regarding SEC filings,
6.	Have access to board minutes and other corporate records,
7.	Have access to workpapers for financial statements,
8.	Have direct access to auditors,
9.	Have direct access to Company’s SEC counsel,
10.	Assist the Company’s Controller with control of accounts payable, payroll, journal entries and cash management.

(b)      So long as Executive shall remain an Executive of Company, Executive agrees to devote his best efforts to the performance of his duties hereunder. Notwithstanding the foregoing, Executive may engage in professional compensated activities, including but not limited to charitable, civic, fraternal, professional association and any other businesses or industries whatsoever and may manage personal investments.

(c)      The principal place of employment of Executive shall be Sanibel, Florida, provided, however, the Executive may work remotely from any location.

(d)      It is understood however and agreed that Executive may be required in connection with the performance of his duties to travel from time to time. When required to travel to and/or spend time at such other locations, Executive's reasonable travel expenses shall be reimbursed by Company, upon submittal of vouchers in accordance with the general reimbursement policies of Company, or at Executive's request, he shall be entitled to receive reasonable advances of such travel expenses.

3.	TERM.

The term of employment ("Term of Employment") of Executive pursuant to this Agreement shall be one (1) year.

4.	COMPENSATION.

For all of the service rendered by Executive to Company, Executive shall receive base Compensation at the gross annual rate (without regard to authorized or legally required deductions and withholdings) of $100,000 annual salary base (“Base Salary”) payable monthly on or before the fifth day of each month, so long as there are sufficient funds in the Company’s accounts to pay such compensation when due.

5.	CHANGE IN OWNERSHIP OR RESIGNATION FOR GOOD CAUSE

Should the Company have a change in ownership by virtue of a merger or acquisition, whereby the net effect is a change in Executive's title, responsibilities, job location or pay structure of the Executive’s position herein, Executive has the option to accept such change or elect to not accept such changes and resign from the Company.

6.	FRINGE BENEFITS.

Executive shall be entitled to the benefits (the “Fringe Benefits”) set forth below during the Term of Employment:

(a) Executive shall have the opportunity to participate in Company's benefit plans on the same basis as other Executive, including but not limited to: (i) family health insurance from a Blue Cross Blue Shield affiliate PPO plan; (ii) term policy life insurance policy; (iii) accident insurance; (iv) fully paid up 100% replacement disability insurance, short term and long term; (v) paid time off including vacation, (six weeks annually), sick (7 days annually), and personal time, (3 days annually, and (vi) profit sharing, 401(k), pension and other retirement plans.

7.	DISABILITY.

If Executive suffers a Disability (as defined below), Company may terminate this Agreement at any time thereafter by giving Executive thirty (30) days written notice of termination. "Disability" shall mean Executive's inability for a period of one hundred eighty (180) consecutive days, to perform the essential duties of Member's position, with any reasonable accommodation required by law, due to a mental or physical impairment which substantially limits one or more major life activities.

8.	DEATH.

If Executive dies during the Term of Employment, the Term of Employment and Executive's employment with Company shall terminate as of the date of death.

9.	TERMINATION FOR CAUSE.

(a)	Company may terminate Executive's employment relationship with Company at any time for Cause in the manner set forth below.

"Cause" shall mean:

(i)	Executive's willful misconduct in the performance of his duties and responsibilities hereunder or Executive's material neglect, refusal or failure to perform his employment duties and responsibilities on more than one occasion, other than for reasons of sickness, accident or similar causes beyond Executive's control; or

(b)	If Company believes that an event constituting Cause has occurred, Company must give Executive written notice of its intention to terminate this Agreement for Cause. The preceding sentence notwithstanding, Executive's employment shall not be deemed to have been terminated for Cause unless (i) Company has given or delivered to Executive reasonable notice setting forth the reasons for Company's intention to terminate Member's employment for Cause; (ii) if the written notice is of an event constituting cause as defined herein and if and only if the event is capable of being cured, Member shall have thirty (30) days following actual receipt of such notice in which to cure; (iii) Executive shall have been given a reasonable opportunity at any time during the 30- day period after Executive's receipt of such notice, for Executive, together with Executive's counsel, to be heard before the Board of Directors of Company; and (iv) if such a Board hearing occurs, a second written notice from Company stating that, in the good faith opinion of not less than a majority (51%) of the entire membership of the Board, Member was guilty of the conduct giving rise to termination for Cause as defined herein. In the event Executive's employment is terminated by Company for Cause, Executive shall be entitled to:

(i)	Unpaid Base Compensation earned at the rate in effect at the time of Executive's termination through the date of termination of Executive's employment agreement;

(ii)	any performance or special incentive bonus earned to the date of employment termination but not yet paid; and

(iii)	reimbursement for expenses incurred but not yet reimbursed by Company.

10.	RESIGNATION FOR GOOD REASON or TERMINATION WITHOUT CAUSE.

In the event Executive resigns and terminates his employment relationship with the Company for Good Reason (hereinafter defined) upon ten (10) days prior written notice by Executive to Company or in the event the Company terminates Executive’s employment with the Company without Cause, the Company shall pay the Executive the sum of one million and 00/100s dollars ($1,000,000.00), which amount shall be reduced by one twelfth (1/12th or $83,333.33) for each month of the Executive’s employment hereunder before any such resignation or termination, on or before the fifth (5th) business day after such resignation for Good Reason or termination without cause. “Good Reason” shall mean any m a t e r i a l change in Executive's title or responsibilities. Job location or pay structure of the Executive’s position or the Executive’s termination for any reason other than those described as “cause” in paragraph 9(a) herein. Transfer of responsibilities to new executives designated by the independent board, with the consent of Executive during the Term of Employment shall not be “Good Reason” for the purpose of clarity, a CFO, Chief Compliance Officer or other such executive role. Notice of intent to terminate for “Good Cause” shall include the reason and the Company shall have the notice period to cure.

11.	COMPANY PROPERTY.

All advertising, sales, manufacturers' and other materials or articles or information, including without limitation data processing reports, computer programs, software, customer information and records, business records, price lists or information, samples, or any other materials or data of any kind furnished to Executive by Company or developed by Executive on behalf of Company or at Company's direction or for Company's use or otherwise in connection with Executive's employment hereunder, are and shall remain the sole property of Company, including in each case all copies thereof in any medium, including computer tapes and other forms of information storage. If Company requests the return of such materials at any time at or after the termination of Executive's employment, Member shall deliver all copies of the same to Company immediately.

12.	INDEMNIFICATION.

(a)	Company shall indemnify Executive to the fullest extent permitted by Nevada law in effect on the date hereof against all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, fines, penalties, ERISA excise taxes, penalties and amounts paid in settlement) reasonably incurred by Member in connection with a Proceeding. For the purposes of this Section 12, a "Proceeding" shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which Member is made, or is threatened to be made, a party to, or a witness in, such action, suit or proceeding by reason of the fact that he is or was an officer, director or Executive of Company or is or was serving as an officer, director, member, Executive, trustee or agent of any other entity at the request of Company.

(b)	Company shall advance to Executive all reasonable costs and expenses incurred in connection with a Proceeding within 10 days after receipt by Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by Executive to repay the amount of such advance if ultimately it shall be determined that he is not entitled to be indemnified against such costs and expenses.

(c)	If Executive in fact meets the applicable standard of conduct, he shall be entitled to indemnification whether or not Company (whether by the Board, independent legal counsel or other party) determines that indemnification is proper because he has met such applicable standard of conduct. Neither the failure of Company to have made such a determination prior to the commencement by Executive of any suit or arbitration proceeding seeking indemnification, nor a determination by Company that Executive has not met such applicable standard of conduct, shall create a presumption that Member has not met the applicable standard of conduct.

(d)	Company shall not settle any Proceeding or claim in any manner which would impose on Executive any penalty or limitation without Member's prior written consent. Neither Company nor Executive will withhold consent to any proposed settlement unreasonably.

(e)	Company shall maintain a policy of directors’ and officers’ liability insurance in a reasonable amount of coverage.

13.	NO MITIGATION: NO OFFSET.

In the event of any termination of Executive's employment under this Agreement, Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

14.	MISCELLANEOUS.

(a)	INDULGENCES. ETC. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(b)	CONTROLLING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Nevada, notwithstanding any conflict- of-laws doctrines of such jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

(c)	NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered (personally, by recognized national courier service, or by other messenger, for delivery to the intended addressee) or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to Executive:

XXX

Attention:

Neil Goulden

XXX

If to Company:

David Voyticky

d.voyticky@h2eg.com

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

(d)	BINDING NATURE OF AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of Company, its permitted successors and permitted assigns and shall be binding upon Executive and shall inure to the benefit of Member and his estate and personal representatives. This Agreement may not be assigned by either party (including by operation of law) without the prior written consent of the other party.

(e)	EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Any photographic copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, shall be considered for all purposes as if it were an executed counterpart of this Agreement.

(f)	ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(g)	SECTION HEADINGS. The Section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(h)	NUMBER OF DAYS. Except as otherwise provided herein, in computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

(i)	SETTLEMENT OF DISPUTES. Any disputes regarding the interpretation of the Agreement or relating to Member's employment shall be resolved by binding arbitration to be held in Chicago, Illinois in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect.

SIGNATURE PAGE FOLLOWS:

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement on the date first above written.

VICTORY CLEAN ENERGY, INC.

By: /s/ Christopher L. Headrick
Christopher L. Headrick

Executive Chairman

EXECUTIVE

By: /s/ Neil L. Goulden

       Neil L. Goulden